AGREEMENT AND PLAN OF REORGANIZATION

         This Agreement and Plan of Reorganization (the "Agreement"), entered into this 14th day of May 1999, is by, between, and among Visual Telephone International, Inc., a publicly held Delaware corporation (hereinafter "VTPI"), Communications Research, Inc. ("CRI"), a New Jersey corporation and wholly owned subsidiary of VTPI, and International Voice Technologies, Corp., a privately-held Delaware corporation (hereinafter "IVT").

                                    RECITALS:

         WHEREAS, IVT wishes to merge with and into VTPI pursuant to an agreement of merger (hereinafter the "Merger" or the "Merger Transaction") whereby the separate corporate existence of IVT shall cease, and the sole shareholder of IVT shall receive common stock of VTPI; and

         WHEREAS, the parties hereto intend to qualify such transaction as a tax-free exchange pursuant to Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended; and

         WHEREAS, in connection with the Merger Transaction, VTPI wishes to spin-off the ownership of CRI to the shareholders of VTPI and permit CRI to continue its existence separate from VTPI;

         NOW, THEREFORE, based upon the stated premises, which are incorporated herein by reference, and for and in consideration of the mutual covenants and agreements set forth herein, the mutual benefits to the parties to be derived herefrom, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto approve and adopt this Agreement and Plan of Reorganization and mutually covenant and agree with each other as follows:

         1.   Merger Transaction and Spin-off

              1.1 Agreement and Plan of Merger. The parties hereto agree to execute and deliver at the closing of this Agreement as set forth in subsection
9.1 hereof (hereinafter the "Closing") the Agreement and Plan of Merger attached hereto as Exhibit "A" (the "Merger Agreement"), incorporated herein by this reference. As a result of the Merger, VTPI shall issue to the sole shareholder of IVT 10,000,000 Class A common shares of the VTPI and 400,000 shares of Class B common shares of VTPI.

              1.2 Shares to be Sold. In connection with the Merger Transaction, VTPI shall deliver at Closing a Stock Sale Agreement, in the form attached hereto as Exhibit "B", incorporated herein by this reference, to sell 300,000 shares of Class B common stock of VTPI by the holders thereof to the sole shareholder of IVT and to cancel 2,000,000 shares of Class A common stock of VTPI (1,000,000 from Joel Beagelman and 1,000,000 from Carl Ceragno) owned by such parties. Upon execution of the Stock Sale Agreement, all Class B common stock of VTPI shall be transferred to Jerome Mahoney. As a result of this action, Joel Beagelman and Carl Ceragno shall each own 2,000,000 shares of Class A common stock of VTPI.

              1.3 Spin-Off of CRI. On or before the Closing, VTPI shall authorize the pro rata distribution of all of the stock of CRI to the shareholders of the Class A common stock of VTPI on the date of the Closing, excluding the shares to be issued to the sole shareholder of IVT in the Merger Transaction. The shares of common stock of CRI shall be distributed to such shareholders of VTPI at the rate of one share of CRI for each four shares of Class A common stock of VTPI owned at the date of Closing. No fractional shares of CRI common stock shall be distributed by VTPI; rather, each fraction of a share shall be rounded up to a whole share. CRI shall forward split the outstanding shares of common stock of CRI to provide sufficient shares for such distribution. The distribution of the shares of CRI shall be accomplished as soon as practicable following the Closing. Following the Closing, and prior to the spin-off of the CRI shares, VTPI shall not interfere, directly or


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indirectly, in the management or operations of CRI. Immediately following
Closing VTPI shall authorize the change of domicile of CRI to the State of Nevada.

              1.4 Transfer of VTPI Assets to CRI. At the Closing, VTPI shall transfer all cash on hand and the assets set forth in Exhibit "C-1" attached hereto and incorporated herein, to CRI. The only assets remaining in VTPI as of Closing shall be those set forth in Exhibit "C-2" attached hereto and incorporated herein.

              1.5 CRI Marketing and Manufacturing Agreement. At Closing IVT and CRI shall execute and deliver a Marketing and Manufacturing Agreement in the form attached hereto as Exhibit "D" attached hereto and incorporated herein.

              1.6 Beagelman Consulting Agreement. At Closing VTPI shall enter into an consulting agreement with Joel Beagelman, in the form set forth in Exhibit "E" attached hereto and incorporated herein.

              1.7 VTPI Litigation. VTPI is currently engaged in a lawsuit against Michael O'Brien Pickens and Pickens Venture Group, filed in the United States District Court, District of New Jersey (Civil Action No. 97-2969). CRI shall assume all responsibility for continuance of prosecution of this case to the fullest extent possible. If a judgement is obtained by CRI against defendant, Michael Pickens, et al., or any proceeds are received in such case from defendant, all proceeds shall be solely assigned under this Agreement to CRI, less the attorneys' fees and costs of the action.

              1.8 Forgiveness of Debt. Any and all obligations of CRI to VTPI or IVT through and including the date of this Agreement, including, but not limited to, intercompany loans from VTPI to CRI, are hereby forgiven by IVT. CRI shall remain liable for the debt to Carl Ceragno for loans to CRI in the original principal amount of $200,000, less payments made by VTPI (approximately $50,500), plus interest. Except as set forth in this Agreement, any and all agreements, contracts, arrangements, or other relationships between CRI and IVT are hereby terminated.

              1.9 Sublease of Office Space. VTPI shall and hereby does sublease to CRI that portion of the office space located at 69 Wesley Street, South Hackensack, New Jersey, as set forth in Schedule 1.9 attached hereto and incorporated herein. Said sublease shall be subject to compliance by the parties with Section 11 of the master lease by and between VTPI and Mejor Angora, L.L.C. dated August 27, 1996. The parties hereto shall cooperate in obtaining all necessary approvals of the landlord to implement the sublease, and CRI shall undertake to assume and abide by the terms and conditions of the master lease, provided that VTPI shall remain directly and primarily liable for the performance of the terms and conditions of the master lease. Said sublease shall continue for the unexpired term of the master lease or until terminated. The current monthly rent for the space is $4,340. Fast-Pak Trading shall pay $500 per month. CRI shall pay $500 for the rear storage space set forth in the letter agreement dated March 14, 1997, between Mejor Angora, L.L.C. and VTPI, and shall have the option to cancel the use of said space at any time. The remaining monthly rent of $3,340 shall be split as follows: IVT shall pay one-half ($1,670) and CRI shall pay the other half ($1670). CRI shall pay to VTPI the monthly rent on or before the first day of each month commencing the first day of the month following Closing. Said monthly rent shall be increased in proportion to any increases of the monthly rent as set forth in the master lease, including any increases in real estate taxes. CRI shall pay its proportionate share of utilities services and repairs as set forth in Section 6 of the master lease. At Closing CRI and VTPI shall enter into a sublease agreement mutually acceptable to both parties.

              1.10 Finder's Fee. IVT shall be solely responsible for the payment of a finder's fee to Toby Investment Group, Inc. 2. Representations and Warranties of IVT. IVT represents and warrants to VTPI as set forth below. These representations and warranties are made as an


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inducement for VTPI to enter into this Agreement and, but for the making of such representations and warranties and their accuracy, VTPI would not be a party hereto.

              2.1 Organization and Authority. IVT is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full power and authority to enter into and perform the transactions contemplated by this Agreement. Except as set forth in Schedule 2.1, attached hereto and incorporated herein, IVT does not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity, nor is IVT a participant in any joint venture, partnership, or similar arrangement.

              2.2 Capitalization. As of the date of the Closing, IVT will have a total of no more than nine (9) shares of common stock issued and outstanding. All of the shares will have been duly authorized and validly issued and will be fully paid and nonassessable. There are no options, warrants, conversion privileges, or other rights presently outstanding for the purchase of any authorized but unissued stock of IVT.

              2.3 Performance of This Agreement. The execution and performance of this Agreement and the transfer of stock contemplated hereby have been authorized by the board of directors of IVT.

              2.4 Financials. True copies of the financial statements of IVT consisting of the balance sheets as of the fiscal years ended December 31, 1998 and 1997, and the statement of income and expenses and cash flow for the year ended December 31, 1998, have been delivered by IVT to VTPI. The financial statements have been examined and certified by Lopresto & Company, Certified Public Accountants. Said financial statements are true and correct in all material respects and present an accurate and complete disclosure of the financial condition of IVT as of December 31, 1998, and the earnings for the periods covered, in accordance with generally accepted accounting principles applied on a consistent basis.

              2.5 Liabilities. There are no material liabilities of IVT, whether accrued, absolute, contingent or otherwise, which arose or relate to any transaction of IVT, its agents or servants occurring prior to December 31, 1998, which are not disclosed by or reflected in said financial statements. As of the date hereof, there are no known circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may hereafter give rise to liabilities, except in the normal course of business of IVT.

              2.6 Absence of Certain Changes or Events. Except as set forth in this Agreement, since December 31, 1998, there has not been (i) any material adverse change in the business, operations, properties, level of inventory, assets, or condition of IVT, or (ii) any damage, destruction, or loss to IVT (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or conditions of IVT.

              2.7 Patents, Trademarks, Copyrights, Etc. IVT has sufficient title and ownership of all patents, trademarks, copyrights, service marks, trade names, trade secrets, information, proprietary rights and processes necessary for its business as now conducted and as proposed to be conducted. There are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is IVT bound by or a party to any options, licenses, or agreements of any kind with respect to the patents, trademarks, copyrights, service marks, trade names, trade secrets, licenses, information, proprietary rights and processes of any other person or entity. IVT has not received any communications alleging that IVT has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, copyrights, service marks, trade names, or trade secrets or other proprietary rights of any other person or entity. None of IVT's employees is obligated under any contract (including licenses, covenants, or commitments or any nature) or other agreement, or subject to any judgement, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interest of IVT or that would conflict with IVT's business proposed to be conducted.


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

              2.8 Compliance with Other Instruments. IVT is not in violation or default of any material provision of any instrument, mortgage, deed of trust, loan, contract, commitment, judgement, decree, order, or obligation to which it is a party or by which it or any of its properties or assets are bound which would materially adversely affect the condition (financial or otherwise), business, property, assets, or liabilities of IVT.

              2.9 Litigation. There are no legal, administrative or other proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions, either threatened, pending, or outstanding against or involving IVT or its subsidiaries, if any, or their assets, properties, or business, nor does IVT or its subsidiaries know, or have reasonable grounds to know, of any basis for any such proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions. In addition, there are no material proceedings existing, pending or reasonably contemplated to which any officer, director, or affiliate of IVT or as to which any of its shareholders is a party adverse to IVT or any of its subsidiaries or has a material interest adverse to IVT or any of its subsidiaries.

              2.10 Taxes. All federal, state, foreign, county and local income, profits, franchise, occupation, property, sales, use, gross receipts and other taxes (including any interest or penalties relating thereto) and assessments which are due and payable have been duly reported, fully paid and discharged as reported by IVT, and there are no unpaid taxes which are, or could become a lien on the properties and assets of IVT, except as provided for in the financial statements of IVT, or have been incurred in the normal course of business of IVT since that date. All tax returns of any kind required to be filed have been filed and the taxes paid or accrued.

              2.11 Hazardous Materials. No hazardous material has been released, placed, stored, generated, used, manufactured, treated, deposited, spilled, discharged, released, or disposed of on or under any real property currently or previously owned or leased by IVT or any of its subsidiaries. 2.12 Accuracy of All Statements Made by IVT. No representation or warranty by IVT in this Agreement, nor any statement, certificate, schedule, or exhibit hereto furnished or to be furnished by or on behalf of IVT pursuant to this Agreement, nor any document or certificate delivered to VTPI by IVT pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

         3. Representations and Warranties of VTPI. VTPI represents and warrants to IVT as set forth below. These representations and warranties are made as an inducement for IVT to enter into this Agreement and, but for the making of such representations and warranties and their accuracy, IVT would not be parties hereto.

              3.1 Organization and Good Standing. VTPI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full power and authority to enter into and perform the transactions contemplated by this Agreement. Except as set forth in Schedule 3.1, attached hereto and incorporated herein, VTPI does not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity, nor is VTPI a participant in any joint venture, partnership, or similar arrangement.

              3.2 Capitalization. The authorized capital stock of VTPI consists of 75,000,000 shares of Class A common stock, of which 38,932,364 shares are outstanding, and 700,000 shares of Class B common stock, of which 300,000 shares are outstanding. All of the outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. Except as


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

set forth in Schedule 3.2, attached hereto and incorporated herein, and except for VTPI's obligations hereunder with respect to the shares to be issued pursuant to subsection 1.1 hereof, there are no options, warrants, conversion privileges, or other rights presently outstanding for the purchase of any authorized but unissued stock of VTPI.

              3.3 Performance of This Agreement. The execution and performance of this Agreement and the issuance of stock contemplated hereby have been authorized by the board of directors of VTPI.

              3.4 Financials. True copies of the consolidated financial statements of VTPI consisting of the balance sheets as of the fiscal years ended December 31, 1998 and 1997, and statements of income, cash flow and changes in stockholder's equity for the fiscal years ended December 31, 1998 and 1997, have been delivered by VTPI to IVT. The financial statements have been examined and certified by CROUCH, BIERWOLF & CHISHOLM, Certified Public Accountants. Said financial statements are true and correct in all material respects and present an accurate and complete disclosure of the financial condition of VTPI as of December 31, 1998, and the earnings for the periods covered, in accordance with generally accepted accounting principles applied on a consistent basis.

              3.5 Liabilities. There are no material liabilities of VTPI, whether accrued, absolute, contingent or otherwise, which arose or relate to any transaction of VTPI, its agents or servants which are not disclosed by or reflected in said financial statements. As of the date hereof, there are no known circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may hereafter give rise to liabilities, except in the normal course of business of VTPI.

              3.6 Absence of Certain Changes or Events. Except as set forth in this Agreement, since December 31, 1998, there has not been (i) any material adverse change in the business, operations, properties, level of inventory, assets, or condition of VTPI, or (ii) any damage, destruction, or loss to VTPI (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or conditions of VTPI.

              3.7 Compliance with Other Instruments. VTPI is not in violation or default of any material provision (which has not otherwise been waived by the obligee) of any instrument, mortgage, deed of trust, loan, contract, commitment, judgement, decree, order, or obligation to which it is a party or by which it or any of its properties or assets are bound which would materially adversely affect the condition (financial or otherwise), business, property, assets, or liabilities of VTPI.

              3.8 Litigation. Except as set forth in subsection 1.7 hereof, there are no legal, administrative or other proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions, either threatened, pending, or outstanding against or involving VTPI or its subsidiaries, if any, or their assets, properties, or business, nor does VTPI or its subsidiaries know, or have reasonable grounds to know, of any basis for any such proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions. In addition, there are no material proceedings existing, pending or reasonably contemplated to which any officer, director, or affiliate of VTPI is a party adverse to VTPI or any of its subsidiaries or has a material interest adverse to VTPI or any of its subsidiaries.

              3.9 Taxes. All federal, state, foreign, county and local income, profits, franchise, occupation, property, sales, use, gross receipts and other taxes (including any interest or penalties relating thereto) and assessments which are due and payable have been duly reported, fully paid and discharged as reported by VTPI, and there are no unpaid taxes which are, or could become a lien on the properties and assets of VTPI, except as provided for in the financial statements of VTPI, or have been incurred in the normal course of business of VTPI since that date. All tax returns of any kind required to be filed have been filed and the taxes paid or accrued.


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


              3.10 Hazardous Materials. No hazardous material has been released, placed, stored, generated, used, manufactured, treated, deposited, spilled, discharged, released, or disposed of on or under any real property currently or previously owned or leased by VTPI or any of its subsidiaries.

              3.11 Legality of Shares to be Issued. The shares of common stock of VTPI to be issued by VTPI pursuant to this Agreement, when so issued and delivered, will have been duly and validly authorized and issued by VTPI and will be fully paid and nonassessable.

              3.12 Accuracy of All Statements Made by VTPI. No representation or warranty by VTPI in this Agreement, nor any statement, certificate, schedule, or exhibit hereto furnished or to be furnished by VTPI pursuant to this Agreement, nor any document or certificate delivered to IVT pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits to state or shall omit to state a material fact necessary to make the statements contained therein not misleading.

         4. Representations and Warranties of CRI. CRI represents and warrants to IVT as set forth below. These representations and warranties are made as an inducement for IVT to enter into this Agreement and, but for the making of such representations and warranties and their accuracy, IVT would not be parties hereto.

              4.1 Organization and Good Standing. CRI is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey with full power and authority to enter into and perform the transactions contemplated by this Agreement. CRI does not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity, nor is CRI a participant in any joint venture, partnership, or similar arrangement.

4.2 Capitalization. Prior to the distribution of shares of common stock of CRI pursuant to subsection 1.3 hereof, the authorized capital stock of CRI shall be increased to 40,000,000 shares of Class A common stock, of which approximately
9,733,091 shares shall be issued and outstanding, and held by VTPI for distribution to the shareholders of VTPI pursuant to subsection 1.3 above. CRI shall also have 400,000 shares of Class B common stock, of which 200,000 shares shall be outstanding.

              4.3 Performance of This Agreement. The execution and performance of this Agreement and the issuance of stock contemplated hereby have been authorized by the board of directors of CRI.

              4.4 Liabilities. There are no material liabilities of CRI, whether accrued, absolute, contingent or otherwise, which arose or relate to any transaction of CRI, its agents or servants which are not disclosed by or reflected in the consolidated financial statements of VTPI furnished herewith. As of the date hereof, there are no known circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may hereafter give rise to liabilities, except in the normal course of business of CRI.

              4.5 Absence of Certain Changes or Events. Except as set forth in this Agreement, since December 31, 1998, there has not been (i) any material adverse change in the business, operations, properties, level of inventory, assets, or condition of CRI, or (ii) any damage, destruction, or loss to CRI (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or conditions of CRI.

              4.6 Compliance with Other Instruments. CRI is not in violation or default of any material provision of any instrument, mortgage, deed of trust, loan, contract, commitment, judgement, decree, order, or obligation to which it is a party or by which it or any of its properties or assets are bound which would materially adversely affect the condition (financial or otherwise), business, property, assets, or liabilities of CRI.


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


              4.7 Litigation. There are no legal, administrative or other proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions, either threatened, pending, or outstanding against or involving VTPI or its subsidiaries, if any, or their assets, properties, or business, nor does VTPI or its subsidiaries know, or have reasonable grounds to know, of any basis for any such proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions. In addition, there are no material proceedings existing, pending or reasonably contemplated to which any officer, director, or affiliate of VTPI is a party adverse to VTPI or any of its subsidiaries or has a material interest adverse to VTPI or any of its subsidiaries.

              4.8 Taxes. All federal, state, foreign, county and local income, profits, franchise, occupation, property, sales, use, gross receipts and other taxes (including any interest or penalties relating thereto) and assessments which are due and payable have been duly reported, fully paid and discharged as reported by CRI, and there are no unpaid taxes which are, or could become a lien on the properties and assets of CRI, except as provided for in the consolidated financial statements of VTPI, or have been incurred in the normal course of business of CRI since that date. All tax returns of any kind required to be filed have been filed and the taxes paid or accrued.

              4.9 Hazardous Materials. No hazardous material has been released, placed, stored, generated, used, manufactured, treated, deposited, spilled, discharged, released, or disposed of on or under any real property currently or previously owned or leased by CRI or any of its subsidiaries.

              4.10 Accuracy of All Statements Made by CRI. No representation or warranty by CRI in this Agreement, nor any statement, certificate, schedule, or exhibit hereto furnished or to be furnished by CRI pursuant to this Agreement, nor any document or certificate delivered to IVT pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits to state or shall omit to state a material fact necessary to make the statements contained therein not misleading.

         5. Covenants of the Parties.


              5.1 Corporate Records.

                  a. Simultaneous with the execution of this Agreement by IVT, if not previously furnished, such entity shall deliver to VTPI copies of the certificate of incorporation, as amended, and the current bylaws of IVT, and copies of the resolutions duly adopted by the board of directors of IVT approving this Agreement and the transactions herein contemplated.

                  b. Simultaneous with the execution of this Agreement by VTPI, if not previously furnished, such entity shall deliver to IVT copies of VTPI certificate of incorporation, as amended, and the current bylaws of VTPI, and copies of the resolutions duly adopted by the board of directors of VTPI approving this Agreement and the transactions herein contemplated.

              5.2 Access to Information.

                  a. Through the Closing Date VTPI and its authorized representatives shall have full access during normal business hours to all properties, books, records, contracts, and documents of IVT, and IVT shall furnish or cause to be furnished to VTPI and its authorized representatives all information with respect to its affairs and business as VTPI may reasonably request. VTPI shall hold, and shall cause its representatives to hold confidential, all such information and documents, other than information that
(i) is in the public domain at the time of its disclosure to VTPI; (ii) becomes part of the public domain after disclosure through no fault of VTPI; (iii) is known to VTPI or any of its officers or directors prior to disclosure; or (iv) is disclosed in accordance with the written consent of IVT. In the event this Agreement is terminated prior to Closing, VTPI shall, upon the written request of IVT, promptly return all copies of all documentation and information provided by IVT hereunder.


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

                  b. Through the Closing Date IVT and its authorized representatives shall have full access during normal business hours to all properties, books, records, contracts, and documents of VTPI and CRI, and VTPI and CRI shall furnish or cause to be furnished to IVT and its authorized representatives all information with respect to its affairs and business IVT may reasonably request. IVT shall hold, and shall cause its representatives to hold confidential, all such information and documents, other than information that
(i) is in the public domain at the time of its disclosure to IVT; (ii) becomes part of the public domain after disclosure through no fault of IVT; (iii) is known to IVT or any of its officers or directors prior to disclosure; or (iv) is disclosed in accordance with the written consent of VTPI or CRI, as applicable. In the event this Agreement is terminated prior to Closing, IVT shall, upon the written request of VTPI or CRI, as applicable, promptly return all copies of all documentation and information provided by VTPI or CRI hereunder.

              5.3 Actions Prior to Closing. From and after the date of this Agreement and until the Closing Date:

                  a. VTPI, CRI, and IVT shall each carry on its business diligently and substantially in the same manner as heretofore, and neither party shall make or institute any unusual or novel methods of purchase, sale, management, accounting or operation.

                  b. Neither VTPI, CRI, nor IVT shall enter into any contract or commitment, or engage in any transaction not in the usual and ordinary course of business and consistent with its business practices.

                  c. Neither VTPI, CRI, nor IVT shall amend its articles of incorporation or bylaws or make any changes in authorized or issued capital stock, except as provided in this Agreement.

                  d. VTPI, CRI, and IVT shall each use its best efforts (without making any commitments on behalf of the company) to preserve its business organization intact.

                  e. Neither VTPI, CRI, nor IVT shall do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any material contract, commitment, or obligation of such party.

                  f. VTPI, CRI, and IVT shall each duly comply with all applicable laws as may be required for the valid and effective issuance or transfer of stock contemplated by this Agreement.

                  g. Neither VTPI, CRI, nor IVT shall sell or dispose of any property or assets, except products sold in the ordinary course of business.

                  h. VTPI, CRI, and IVT shall each promptly notify the other of any lawsuits, claims, proceedings, or investigations that may be threatened, brought, asserted, or commenced against it, its officers or directors involving in any way the business, properties, or assets of such party.

              5.4 Shareholders' Approval. VTPI and IVT shall promptly submit this Agreement and the transactions contemplated hereby for the approval of their respective stockholders either by majority written consent or at a meeting of stockholders. Subject to the fiduciary duties of the boards of directors of VTPI and IVT under applicable law, shall use their best efforts to obtain stockholder approval and adoption of this Agreement and the transactions contemplated hereby. In connection with such written action by, or meeting of, stockholders, VTPI and IVT shall prepare a proxy or information statement, if required, to be furnished to the shareholders of each entity setting forth information about this Agreement and the transactions contemplated hereby. Each entity shall promptly furnish to the other all information, and take such other actions, as may reasonably be requested in connection with any action to be taken by the party in connection with the immediately preceding sentence. Each


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entity shall have the right to review and provide comments to the proxy or information statement of the other prior to mailing to its shareholders.

              5.5 No Covenant as to Tax or Accounting Consequences. It is expressly understood and agreed that neither VTPI, CRI, nor their officers or agents has made any warranty or agreement, expressed or implied, as to the tax or accounting consequences of the transactions contemplated by this Agreement or the tax or accounting consequences of any action pursuant to or growing out of this Agreement.

              5.6 Publicity. The parties agree that no publicity, release, or other public announcement concerning this Agreement or the transactions contemplated by this Agreement shall be issued by any party hereto without the advance approval of both the form and substance of the same by the other parties and their counsel, which approval, in the case of any publicity, release, or other public announcement required by applicable law, shall not be unreasonably withheld or delayed.

              5.7 Expenses. Except as otherwise expressly provided herein, each party to this Agreement shall bear its own respective expenses incurred in connection with the negotiation and preparation of this Agreement, in the consummation of the transactions contemplated hereby, and in connection with all duties and obligations required to be performed by each of them under this Agreement.

              5.8 Name Change. On or before the Closing, VTPI shall authorize an amendment to the certificate of incorporation to change the name of the company to "iVoice.com, Inc."

              5.9 Further Actions. Each of the parties hereto shall take all such further action, and execute and deliver such further documents, as may be necessary to carry out the transactions contemplated by this Agreement.

         6. Conditions Precedent to VTPI and CRI's Obligations. Each and every obligation of VTPI and CRI to be performed on the Closing Date shall be subject to the satisfaction prior thereto of the following conditions:

              6.1 Truth of Representations and Warranties. The representations and warranties made by IVT in this Agreement or given on its behalf hereunder shall be substantially accurate in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.

              6.2 Performance of Obligations and Covenants. IVT shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by them prior to or at the Closing.

              6.3 Officer's Certificate. VTPI and CRI shall have been furnished with a certificate (dated as of the Closing Date and in form and substance reasonably satisfactory to VTPI and CRI), executed by an executive officer of IVT, certifying to the fulfillment of the conditions specified in subsections
6.1 and 6.2 hereof.

              6.4 No Litigation or Proceedings. There shall be no litigation or any proceeding by or before any governmental agency or instrumentality pending or threatened against any party hereto that seeks to restrain or enjoin or otherwise questions the legality or validity of the transactions contemplated by this Agreement or which seeks substantial damages in respect thereof.

              6.5 No Material Adverse Change. As of the Closing Date there shall not have occurred any material adverse change, financially or otherwise, which materially impairs the ability of IVT to conduct its business or the earning power thereof on the same basis as in the past.

              6.6 Shareholders' Approval. The sole holder of the outstanding common stock of IVT shall have voted for authorization and approval of this Agreement and the transactions contemplated hereby.

         7. Conditions Precedent to Obligations of IVT. Each and every obligation of IVT to be performed on the Closing Date shall be subject to the satisfaction prior thereto of the following conditions:

              7.1 Truth of Representations and Warranties. The representations and warranties made by VTPI and CRI in this Agreement or given on its behalf hereunder shall be substantially accurate in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.

              7.2 Performance of Obligations and Covenants. VTPI and CRI shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing.

              7.3 Officer's Certificate. IVT shall have been furnished with a certificate (dated as of the Closing Date and in form and substance reasonably satisfactory to IVT), executed by an executive officer of VTPI and CRI, certifying to the fulfillment of the conditions specified in subsections 7.1 and
7.2 hereof.

              7.4 No Litigation or Proceedings. There shall be no litigation or any proceeding by or before any governmental agency or instrumentality pending or threatened against any party hereto that seeks to restrain or enjoin or otherwise questions the legality or validity of the transactions contemplated by this Agreement or which seeks substantial damages in respect thereof.

              7.5 No Material Adverse Change. As of the Closing Date there shall not have occurred any material adverse change, financially or otherwise, which materially impairs the ability of either VTPI or CRI to conduct its business.

              7.6 Shareholders' Approval. The holders of not less than a majority of the outstanding common stock of VTPI shall have voted for authorization and approval of this Agreement and the transactions contemplated hereby.

         8. Securities Law Provisions. At Closing IVT shall deliver a letter of non-distributive intent executed by each of the shareholder of IVT in form acceptable to counsel for VTPI.

         9. Change of Management. Upon and as a condition of Closing this
Agreement:

              9.1 In connection with the Merger, Carl R. Ceragno shall resign as an officer and a director of VTPI, Joel G. Beagelman shall remain as a director, and the number of directors shall be increased to three persons. Prior to Closing VTPI will present to its shareholders for approval the election of Suraj Tschand and Jerome R. Mahoney as additional directors of VTPI effective immediately following the Closing of this Agreement. Prior to Closing IVT will furnish material information of Suraj Tschand, and Jerome R. Mahoney as nominees to be elected by the shareholders of VTPI. VTPI reserves the right to refuse to cause the nomination of any or all such persons as directors of VTPI if, after review of the foregoing information concerning said persons, it is the opinion of VTPI that the election of such persons would not be in the best interests of VTPI.

              9.2 IVT reserves the right to terminate this Agreement if nominees selected by it are not elected or appointed as set forth above.

         10. Closing.

              10.1 Time and Place. The Closing of this transaction shall take place at the offices of VTPI, 69 Wesley Street, South Hackensack, NJ 07606, at 11:00 am, May ______, 1999, or at such other time and place as the parties hereto shall agree upon. Such date is referred to in this Agreement as the "Closing Date."

              10.2 Documents To Be Delivered by IVT. At the Closing IVT shall deliver to VTPI and CRI, as applicable, the following documents:

                  a. The Merger Agreement duly executed.

                  b. A duly executed copy of the Marketing and Manufacturing Agreement set forth in subsection 1.5 hereof.

                  c. The letter of non-distributive intent from the shareholder of IVT as required by Section 8 hereof.

                  d. The certificate required pursuant to subsection 6.3 hereof.

                  e. Such other documents of transfer, certificates of authority, and other documents as VTPI or CRI may reasonably request.

                  f. The opinion of counsel for IVT in substantially the form attached hereto as Exhibit "F."

              10.3 Documents To Be Delivered by VTPI. At the Closing VTPI and CRI, as applicable, shall deliver to IVT the following documents:

                  a. The merger agreement duly executed.

                  b. Certificates for the number of shares of Class A and Class B common stock of VTPI as determined in sub-section 1.1 hereof to be distributed upon the effective date of the merger agreement.

                  c. A duly executed copy of Stock Sale Agreement pursuant to subsection 1.2 hereof.

                  d. A duly executed copy of the consulting agreement of Mr. Beagelman pursuant to subsection 1.6 hereof.

                  e. The certificate required pursuant to subsection 7.3 hereof.

                  f. Such other documents of transfer, certificates of authority, and other documents as IVT may reasonably request.

                  g. The opinion of counsel for VTPI in substantially the form attached hereto as Exhibit "G."

              11. Termination. This Agreement may be terminated by VTPI or IVT by notice to the other if, (i) at any time prior to the Closing Date any event shall have occurred or any state of facts shall exist that renders any of the conditions to its or their obligations to consummate the transactions contemplated by this Agreement incapable of fulfillment, or (ii) on June 15, 1999, if the Closing shall not have occurred. Following termination of this Agreement no party shall have liability to another party relating to such termination, other than any liability resulting from the breach of this Agreement by a party prior to the date of termination.

         12. Miscellaneous.

              12.1 Notices. All communications provided for herein shall be in writing and shall be deemed to be given or made when served personally or when deposited in the United States mail, certified return receipt requested, addressed as follows, or at such other address as shall be designated by any party hereto in written notice to the other party hereto delivered pursuant to this subsection:

              VTPI and CRI:                  69 Wesley Street
                                             South Hackensack, NJ 07606
                                             Attn: Joel G. Beagelman, President

              Copy to:                       Ronald N. Vance
                                             Attorney at Law
                                             57 West 200 South
                                             Suite 310
                                             Salt Lake City, UT 84101

              Copy to:                       Richard I. Scharlat
                                             FRIEDMAN & SIEGELBAUM
                                             7 Becker Farm Road
                                             Roseland, NJ 07068

              IVT:                           1230 Route 34
                                             Aberdeen, NJ 07747
                                             Attn: Jerome R. Mahoney, President

              Copy to:                       Lawrence Muenz
                                             MUENZ & MERITZ, PC
                                             3 Hughes Place
                                             Dix Hills, NY 11746

              12.2 Default. Should any party to this Agreement default in any of the covenants, conditions, or promises contained herein, the defaulting party shall pay all costs and expenses, including a reasonable attorney's fee, which may arise or accrue from enforcing this Agreement, or in pursuing any remedy provided hereunder.

              12.3 Assignment. This Agreement may not be assigned in whole or in part by the parties hereto without the prior written consent of the other party or parties, which consent shall not be unreasonably withheld.

              12.4 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their heirs, executors, administrators, successors and assigns.

              12.5 Partial Invalidity. If any term, covenant, condition, or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or application of such term or provision to persons or circumstances other than those as to which it is held to be invalid or unenforceable shall not be affected thereby and each term, covenant, condition, or provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law.

              12.6 Entire Agreement. This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all negotiations, representations, prior discussions, letters of intent, and preliminary agreements between the parties hereto relating to the subject matter of this Agreement.

              12.7 Interpretation of Agreement. This Agreement shall be interpreted and construed as if equally drafted by all parties hereto. 12.8 Survival of Covenants, Etc. All covenants, representations, and warranties made herein to any party, or in any statement or document delivered to any party hereto, shall survive the making of this Agreement and shall remain in full force and effect until the obligations of such party hereunder have been fully satisfied.

              12.9 Further Action. The parties hereto agree to execute and deliver such additional documents and to take such other and further action as may be required to carry out fully the transactions contemplated herein.

              12.10 Amendment. This Agreement or any provision hereof may not be changed, waived, terminated, or discharged except by means of a written supplemental instrument signed by the party or parties against whom enforcement of the change, waiver, termination, or discharge is sought.

              12.11 Full Knowledge. By their signatures, the parties acknowledge that they have carefully read and fully understand the terms and conditions of this Agreement, that each party has had the benefit of counsel, or has been advised to obtain counsel, and that each party has freely agreed to be bound by the terms and conditions of this Agreement.

              12.12 Headings. The descriptive headings of the various sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

              12.13 Counterparts. This Agreement may be executed in two or more partially or fully executed counterparts, each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto executed the foregoing Agreement and Plan of Reorganization as of the day and year first above written.


VTPI:                                      Visual Telephone International, Inc.


                                           By: /s/ Joel G. Beagelman
                                               ---------------------------------
                                               Joel G. Beagelman, President


CRI:                                      Communications Research, Inc.

                                           By: /s/ Carl R. Ceragno
                                               ---------------------------------
                                               Carl R. Ceragno, President

IVT:

                                        International Voice Technologies, Corp.


                                        By /s/: Jerome R. Mahoney
                                           -------------------------------------
                                           Jerome R. Mahoney, President

                                  EXHIBIT "A"

                          AGREEMENT AND PLAN OF MERGER
                                       OF
                    INTERNATIONAL VOICE TECHNOLOGIES, CORP.
                            (A Delaware Corporation)
                                      INTO
                      VISUAL TELEPHONE INTERNATIONAL, INC.
                            (A Delaware Corporation)

         This Agreement and Plan of Merger (hereinafter called "Merger Agreement") dated this 14th day of May 1999, by and between International Voice Technologies, Corp., a corporation organized and existing under the laws of the State of Delaware (hereinafter sometimes referred to as "IVT") and Visual Telephone International, Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter sometimes referred to as "VTPI"). These two parties are herein sometimes referred to collectively as the "merging corporations," witnesseth:

         WHEREAS, IVT wishes to merge into VTPI; and

         WHEREAS, Section 251 of the General Corporation Law of the State of Delaware authorizes the merger of IVT and VTPI;

         NOW, THEREFORE, the merging corporations have agreed, and do hereby agree, each with the other in consideration of the premises and the mutual agreements, provisions, covenants and grants herein contained and in accordance with the laws of the State of Delaware, that IVT and VTPI be merged into a single corporation and that VTPI shall be the continuing and surviving corporation and do hereby agree upon and prescribe that the terms and conditions of the merger hereby agreed upon and the mode of carrying the same into effect and the manner of converting the presently outstanding shares of each of the merging corporations into the shares of VTPI are and shall be hereinafter set forth:

                                   Article I
                                   ---------
                         Manner of Conversion of Shares

         The manner and basis of converting the shares of IVT into shares of VTPI are as follows: at the effective time of the merger, each nine (9) shares of common stock of IVT shall thereupon be converted into ten million (10,000,000) shares of Class A common stock of VTPI and four hundred thousand (400,000) shares of Class B common stock of VTPI. Each holder of outstanding common stock of IVT upon surrender to VTPI of one or more certificates for such shares for cancellation shall be entitled to receive one or more certificates for the number of shares of common stock of VTPI represented by the certificates of IVT so surrendered for cancellation by such holder. Until so surrendered, each such certificate representing outstanding shares of common stock of IVT shall represent the ownership of Class A and Class B common shares of VTPI in the above ratio for all corporate and legal purposes.

                                   Article II
                                   ----------
                                 Effective Time

The effective time of the merger shall be upon the filing of the Merger Agreement (or a certificate in lieu thereof) in accordance with Section 103 of the General Corporation Law of the State of Delaware. Prior to said date, this Merger Agreement shall (1) have been submitted to and approved by the board of directors of each of the merging corporations; (2) have been approved by the stockholders of each of the merging corporations in accordance with law.

                                  Article III
                                  -----------
                                Effect of Merger

         When the merger shall have been effected:

         .0.1 The merging corporations shall be a single corporation, and the separate existence of IVT shall cease.

         .0.2 VTPI shall thereupon and thereafter possess all the rights, privileges, immunities and franchises of a public as well as of a private nature of each of the merging corporations and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares and all other choses in action, and all and every other interest of and belonging to or due to each of the merging corporations shall be taken and deemed to be transferred to and vested in VTPI without further act or deed, and the title to any real estate or any interest therein vested in either of the merging corporations shall not revert or be in any way impaired by reason of the merger.


         .0.3 VTPI shall thenceforth be responsible and liable for all the liabilities and obligations of each of the merging corporations and any claim existing or action or proceeding pending by or against either of the merging corporations may be prosecuted to judgment as if such merger had not taken place, or VTPI may be substituted in its place. Neither the rights of creditors nor any liens upon the property of either of the merging corporations shall be impaired by reason of the merger.

         .0.4 After the effective time of the merger, the earned surplus of VTPI shall equal the aggregate of the earned surpluses of the merging corporations immediately prior to the effective time of the merger. The earned surplus determined as above provided shall continue to be available for payment of dividends by VTPI.

         .0.5 The certificate of incorporation of VTPI as in effect on the date of the merger, except as provided for in this Merger Agreement, shall continue in full force and effect as the certificate of incorporation of the corporation surviving this merger.

         .0.6 The bylaws of VTPI as they shall exist on the effective date of this Merger Agreement shall be and remain the bylaws of the surviving corporation until the same shall be altered, amended or repealed as therein provided.

                                   Article IV
                                   ----------
                   Amendment of Certificate of Incorporation

         Article I of the Certificate of Incorporation of VTPI shall be amended to read as follows: "The name of the corporation is iVoice.com, Inc."

                                   Article V
                                   ---------
                                  Termination

If, at any time prior to the effective date hereof, events or circumstances occur which in the opinion of a majority of the board of directors of either constituent corporation renders it inadvisable to consummate the merger, this Merger Agreement shall not become effective even though previously adopted by the shareholders of the corporation as herein before provided. The filing of the merger documents shall conclusively establish that no action to terminate this plan has been taken by the board of directors of either corporation.

                                   Article VI
                                   ----------
                                   Amendment

         The boards of directors of the constituent corporations may amend this Merger Agreement at any time prior to the filing of the Merger Agreement (or a certificate in lieu thereof) with the State of Delaware provided that an amendment made subsequent to the adoption of the Merger Agreement by the stockholders of any constituent corporation shall not (1) alter or change the amount of any kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such constituent corporation, except to correct manifest error as may be permitted by law; (2) alter or change any term of the Certificate of Incorporation of the surviving corporation to be effected by the merger; or (3) alter or change any of the other terms and conditions of the Merger Agreement if such alteration or change would adversely affect the holders of any class or series thereof of such constituent corporation.

         IN WITNESS WHEREOF, Visual Telephone International, Inc., a Delaware corporation, has caused this Agreement and Plan of Merger to be signed by its president and its secretary in accordance with the requirements of the General Corporation Law of the State of Delaware and IVT, a Delaware corporation, has caused this Agreement and Plan of Merger to be signed by its president and its secretary in accordance with the requirements of the General Corporation Law of the State of Delaware, all as of the day and year first above written.

                                            Visual Telephone International, Inc.

Attest:
                                            By /s/ Joel G. Beagelman
                                               ---------------------------------
Carl R. Ceragno, Secretary                     Joel G. Beagelman, President


International Voice Technologies, Corp.
Attest:


                                            By /s/ Jerome R. Mahoney
                                               ---------------------------------
Jerome R. Mahoney, Secretary                   Jerome R. Mahoney, President

                                  EXHIBIT "B"

                              STOCK SALE AGREEMENT

         This Agreement, entered into this ______ day of May 1999, is by and between Joel G. Beagelman and Carl R. Ceragno (collectively the "Sellers") and Jerome R. Mahoney (the "Buyer").

                                   RECITALS:

         WHEREAS, Sellers are the legal and beneficial owners of the following stock certificates representing 150,000 shares each of Class B common stock (the "Shares") of common stock of Visual Telephone International, Inc., a Delaware corporation (the "Issuer"): Certificates numbered

--------------------------------------------------;

         WHEREAS, Buyer is desirous to purchase, and the Sellers are willing to sell, the Shares in connection with an Agreement and Plan of Reorganization Agreement dated May 14, 1999, by, between, and among the Issuer, Communications Research, Inc., a New Jersey corporation, and International Voice Technologies, Corp., a Delaware corporation, which document is incorporated herein; and

         NOW, THEREFORE, in consideration of the mutual terms and conditions hereof, the parties hereto agree as follows:

         a. For ten dollars, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Sellers, each of the Sellers hereby bargains, sells, assigns, conveys and transfers to Buyer all right, title, and interest in and to the Shares.

         b. The Sellers, severally and not jointly, hereby represent and warrant to the Buyer as follows:

                   i. Each of the Sellers is the record and beneficial owner and holder of number of the Shares set forth in his name and which in the aggregate equal 300,000 Class B common shares of the Issuer, and such Shares are owned free and clear of all liens, encumbrances, charges and assessments of every nature and subject to no restrictions with respect to transferability.

                   ii. Each of the Sellers has full power and authority to dispose, assign, and transfer the Shares in accordance with the terms hereof.


                   iii. Except for this Agreement, there are no outstanding options, contracts, calls, commitments, agreements or demands of any character relating to the Shares.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement the day and year first above written.

SELLERS:
                                              ----------------------------------
                                              Joel G. Beagelman


                                              ----------------------------------
                                              Carl R. Ceragno


BUYER:
                                              ----------------------------------
                                              Jerome R. Mahoney

                                 EXHIBIT "C-1"

                    Assets of VTPI to be Transferred to CRI

         The following assets of VTPI shall be transferred to CRI pursuant to subsection 1.4 of the Reorganization Agreement:

         1. Any and all marketing rights to any products manufactured by CRI.

         2.       Any and all rights to the following trademarks or names:
                  "Tomorrow's Vision Today" "Plug and Conference" "Visual-EZ" "Visual-EZII" "Point, Click, Hello!"

         3. Those items of inventory set forth on the attached list, incorporated herein.

         4. Any other assets not included in Exhibit "C-2." For purposes of this Exhibit, "assets" means all right, title, and interest in and to all (a) tangible personal property (such as inventories of raw materials, supplies, packaging goods, and finished goods, equipment, manufactured and purchased parts, machinery, goods in process, furniture, automobiles, trucks, tractors, trailers, tools, jigs, and dies, if any), (b) agreements, contracts, indentures, mortgages, instruments, Security Interests, guaranties, other similar arrangements, and rights thereunder, (c) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, exemptions, and similar rights obtained from governments and governmental agencies (the "Permits"), (d) Intellectual Property (as defined below), goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, (e) real property, fixtures, improvements, and fittings thereon, leaseholds and subleaseholds therein, and easements, rights-of-way, ant other appurtenants thereto (such appurtenant rights in and to public streets), (f) leases, subleases, and rights thereunder, (g) prepayments, prepaid expenses, and deferred items, claims, deposits, refunds, causes of action, chooses in action, rights of recovery, rights of set off, and rights of recoupment (including any such item relating to the payment of taxes),
                  (h) accounts, notes, and other receivables, (i) securities (such as the capital stock in any subsidiary), (j) books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials, and
                  (k) cash; provided, however, that the assets shall not include
                  (i) the items set forth in Exhibit "C-2" attached hereto (the "Excluded Assets"), (ii) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer, and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of VTPI as a corporation, and (iii) any of the rights of VTPI under this Agreement.

         For purposes of this Exhibit "Intellectual Property" means (a) all trade secrets and confidential business information (including customer and supplier lists, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, pricing and cost information, and business and marketing plans and proposals), (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (d) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (e) all mask works and all applications, registrations, and renewals in connection therewith,
(f) all computer software (including data, source codes, and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

                                 EXHIBIT "C-1"

                       SCHEDULE OF ASSETS RETAINED BY CRI
                          Assets to be Retained by CRI



         ITEM DESCRIPTION                       PURCHASED     QTY       UNIT          VALUE      EXTENDED
OFFICE FURNITURE AND EQUIPMENT
HP Deskjet 870C SE printer                      Sept. 97       1       $375.00       $375.00
Six foot folding tables                         May-93         5        $42.00       $210.00
Office chairs (10) @ $50.00                     May-93         10       $50.00       $500.00
Air conditioners - GE Model ACD14AAX1           Jun-93         2       $480.00       $960.00
Fax - Brother Intellifax 900                    Oct-93         1       $536.00       $536.00
Sharp Carousel II Microwave                       CRC          1       $130.00       $130.00
4 drawer file cabinets (10) @$15.00             Jul-93        10        $15.00       $150.00
Hand truck                                        CRC          1       $100.00       $100.00
Alarm System - ADEM Co.                         Oct-93         1       $450.00       $450.00
Work bench                                      May-93         1       $190.00       $190.00
Xerox 2510 'E' size printer                     Jun-93         1     $1,000.00     $1,000.00
Zeos 486 PC                                     Jun-93         1       $300.00       $300.00
Zeos 17" monitor                                Jun-93         1       $600.00       $600.00
AT&T Globalyst Notebook Computr                 Aug-95         1     $1,400.00     $1,400.00
Xerox Copy Machine                                             1     $3,000.00     $3,000.00
Zip Drive and disk packs                        Sep-93         1       $260.00       $260.00
33.8 Modems                                     Sep-93         2        $98.00       $196.00
Book case (3 shelves 48"x36"x12"                Feb-93         1       $100.00       $100.00
Acer AcerView 11VGA monitor                     May-93         1       $235.00       $235.00
1 Lot engineering                                              1       $200.00       $200.00
Black Conf. chairs                                1
Executive Desk with returns                       5                    $380.00     $2,400.00
Blue swivel chairs                               10                     $50.00       $500.00
Two drawer executive lateral files                7                    $100.00       $700.00
Partitions (WTC-NY) - 5' x 48" (1);                                  $2,126.07     $2,126.07
WTC-NY Conf. Table & Demo Tables                                       $500.00       $500.00

             OFFICE FURNITURE AND EQUIPMENT                                       $17,118.07      $ 17,118.07

TEST AND SHOP EQUIPMENT

HPPlotter                                       Jan-99         1     $3,447.11     $3,447.11
Electra Home ECP2100 Video Projector                           1     $2,000.00     $2,000.00
1 CNLIR Crestron Remote Control Reader                         1       $100.00       $100.00
Micro Test 350 cable tester                     Jun-93         1     $3,095.00     $3,095.00
Siecor Fiber Optic Power Meter Set              Jul-93         1     $1,500.00     $1,500.00
Compact SLT Compact Portable                    Jul-93         1       $500.00       $500.00
Simpson VOM with case                           Jan-93         1       $245.00       $245.00
Triplet 301 - FET meter w/case                   CRC           1       $490.00       $490.00
Sadilco field strength meter                     CRC           1       $600.00       $600.00
HP 333A distortion analyzer                      CRC           1       $300.00       $300.00
BK Model 3001 audio test generator              Jan-93         1       $135.00       $135.00




Milwaukee heat gun #8977 (2)                    May-93         2        $55.00       $110.00
GMP 15305 modular plug pressing kit             May-93         1       $450.00       $450.00
3M fiber optic hot melt connector kit           May-93         1       $635.00       $635.00
4' ladders                                      Jun-93         1        $60.00        $60.00
6' ladders                                      Jun-93         4        $85.00       $340.00
8' ladders                                      Jun-93         2       $110.00       $220.00
20' extension ladder (aluminum)                                1       $120.00       $120.00
White Instruments Model 140 - 1/3                CRC           1       $800.00       $800.00
Klein box with adapter kit                      Jun-93         1       $120.00       $120.00
Makita 6095D cordless 3/8" drill                Jan-93         1       $250.00       $250.00
Brady cable marker machine system               Jul-93         1       $455.00       $455.00
Green Lee cable cart                            Jun-93         1       $290.00       $290.00
Ethernet coaxial crimper - AMP FCT-104          May-93         2        $77.00       $154.00
Sadelco PortaBridge II - return loss             CRC           1       $135.00       $135.00
1 Lot miscellaneous hand tools                                 1       $400.00       $400.00
Siecor FBC-001 fiber cleaver and hand           Jun-93         1       $260.00       $260.00
Tektronix TAS-465 Dual Channel                                 1     $1,670.00     $1,670.00
Wavetek Sweep Generator                         Feb-94         1       $500.00       $500.00
Protech Drill Press                             Mar-94         1       $120.00       $120.00
Jensen Communications Technician Tool           Sep-94         1       $385.00       $385.00
Makita 3/8" Hammer Drill                        Sep-94         1       $135.00       $135.00
HP 8590A Spectrum Analyzer                      Feb-94         1     $3,000.00     $3,000.00
Motorola Radio P50                              Sep-94         1       $245.00       $245.00
Motorola Radio SP 10                            Sep-94         4       $310.00     $1,240.00
Motorola Recharger                              Sep-94         5        $33.00       $165.00
Bosch Hammer Drill                              Sep-94         1       $790.00     $1,390.00
Video Display Projector House                   Oct-94         1       $760.00       $760.00
                 TEST AND SHOP EQUIPMENT                                          $23,374.00       $ 23,374.00

NEW PRODUCTS INVENTORY

500 aluminum connectors/splices                 Nov-92         1 lot   $200.00       $200.00
XLR and audio connectors                        Apr-93         1 lot    $60.00        $60.00
1 K' 8241 75ohm coax                            Nov-92          0.5     $94.00        $47.00
1 K' GEP Co. 18/2 stranded cable                Apr-93          0.5     $78.00        $39.00
25 male 25 pin D to modular adapter             Jun-93           15      $4.05        $60.75
5 female 25 pin D to modular adapter            Jun-93           5       $4.05        $20.25
BT-9000                                         Sep-96           1   $2,039.00     $2,039.00
SynOptics 3333 Retimeing Modules 3               LCH             3   $1,850.00     $5,550.00
56 Kb CSU (2) NEH-NMC @ 550.00                   NEH             2     $550.00     $1,100.00
Synoptics Bridge 56 Kb TIB Interface             NEH             2     $100.00       $200.00
RG6 cable                                       Feb.-99         500'    $67.50        $67.50




USED INVENTORY AND DEMO SYSTEMS

Elmo Graphic Stand EF-500                       Sep-95           1   $2,430.00     $2,430.00
Shure ST-4300 audio processor                   Sep-95           1   $1,678.43     $1,678.43
Falco Data Terminal                              CRC             1      $50.00        $50.00
Hughes T-1 LAN Bridge (Pr.)                      OLH             1   $2,995.00     $2,995.00
HP PC                                           Feb.-99          1     $953.97       $953.97
Videum AV 2.0                                   Feb.-99          1     $199.00       $199.00
SIIG USB Dualport PC                            Feb.-99          1      $39.99        $39.99
Koss Comp Home/port                             Feb.-99          1      $29.99        $29.99
Crea V. Blast Webcami                           Feb.-99          1      $99.99        $99.99
Haup WINTV DBX                                  Feb.-99          1      $99.99        $99.99
Lexmark Laser printer                                            1     $600.00       $600.00
AT&T Merlin Telephone system with phones                         1   $8,300.00     $8,300.00
Display booth and 4 directors chairs            Mar-98           1   $8,000.00     $8,000.00
Work benches                                     1997            2   $2,400.00     $2,400.00
Crown PCC-160 Microphones                       1/12/94          1     $250.00       $250.00
View Sonic Monitors                                              7     $345.00     $2,415.00
Acecat Tablet                                                    1      $99.00        $99.00
Hitachi Cameras                                 Nov.-97          9     $160.00     $1,440.00
NT-1 interface boxes                            Sep-96           8     $175.00     $1,400.00
Zydacron card Z202 (in stock)                                    1     $412.50       $412.50
Zydacron card Z206 (in stock)                                    2   $1,121.00     $2,242.00
Zydacron card Z220 (in stock)                                    2   $2,177.00     $4,354.00
Zydacron card Z240 (in stock)                                    2   $1,881.00     $3,762.00
Zydacron card Z350 (1 in Vis. 100                                3   $1,036.00     $3,108.00
Visual 1000-2B (computer only)                                   1   $1,380.00     $1,380.00
Visual 1000-6B (computer only)                                   1   $1,466.00     $1,466.00
1100EZ1 - HMA-New Jersey                                         1   $3,500.00     $3,500.00
1100EZ1 - HMA - Virginia                                         1   $3,500.00     $3,500.00
1100EZ1 - Intelligent Marketing                                  1   $3,500.00     $3,500.00
1100EZ1 - Dawson & Associates                                    1   $3,500.00     $3,500.00
10002B - large demo room                                         1   $4,380.00     $4,380.00
1100EZ1 - small demo room                                        1   $3,500.00     $3,500.00
1100EZII -small demo room                                        1   $3,500.00     $3,500.00
                        INVENTORY FOR SALE                                        $84,968.36       $84,968.36

                                                                                  GRAND TOTAL      $125,460.43
INVENTORY AND SCHEDULE OF VALUES

COMMUNICATIONS RESEARCH, INC.
Closing May 14, 1999


                                 EXHIBIT "C-2"

                         Assets of VTPI to be Retained

         ITEM DESCRIPTION                       PURCHASED     QTY       UNIT          VALUE      EXTENDED
OFFICE FURNITURE AND EQUIPMENT
Partitions - 8' x 36" (10) Custom partitions    May-93         10      $450.00       $4,500.00
Partitions - 8' x 12" (2) Custom Partitions     May-93          2      $375.00         $750.00
High Back chair                                 Aug-96          7      $199.00       $1,393.00
Reception desk                                  Aug-93          1      $400.00         $400.00
Office chairs with swivel base and casters (2)  Jun-93          2       $75.00         $150.00
Micro Experts Office PC Systems                 Oct-96          3    $1,232.00       $3,696.00
Mitubishi 35" Mon. (From Vis Tel Totowa)                        1    $5,680.00       $4,800.00
VCN Furnishing and equipment                     LOT            1   $16,000.00      $16,000.00
Exec Desk set                                     1
Gray knock down desks                             5
Black Conf. chairs                                1
Board Room table (gray - in lobby)                1
Five draw lateral files                           1
Three draw lateral Files                          3
Boat Shaped Demo table                            1
Swivel Chairs                                     3
Mutah XP-500 8 pen 'E' size plotter with stand  Jun-93          1    $6,600.00       $6,600.00
HP desk jet 500C printer                                        1      $475.00         $475.00
Apple Laserwriter II NT                                         1    $3,100.00       $3,100.00

                                         FURNITURE AND EQUIPMENT                    $41,864.00       $41,864.00

TEST AND SHOP EQUIPMENT

27" Fischer TV                                                  1      $475.00         $475.00
Shelves Built in Storage shelves                            lot      $3,800.00       $3,800.00
Peanut Dispenser                                1997            1      $214.00         $214.00
VGA Monitors (VTNJ)                                             3      $413.00       $1,239.00

                                         TEST AND SHOP EQUIPMENT                     $5,728.00       $5,728.00

NEW PRODUCTS INVENTORY

Hitachi Cameras                                 Nov-97          1      $160.00         $160.00
BT-7100                                         Sep-96          1    $5,000.00       $5,000.00
BT-7000                                         Sep-96          1    $6,900.00       $6,900.00
Vistacom development System Software                            1    $3,000.00       $3,000.00
Vistacom Cards                                    Lot           1   $19,155.00      $19,155.00
Promptus Cards                                    Lot           1    $5,742.00       $5,742.00
Visual 1100 (computer only)                                     1    $3,500.00       $3,500.00

USED INVENTORY AND DEMO SYSTEMS

View Sonic Monitors                                             3      $345.00       $1,035.00
Acecat Tablet                                                   1       $99.00          $99.00




Crown PCC-160 Microphones (at EPS-Ft. Monmouth)     1/12/94     1      $250.00         $250.00
Presenta Monitor No. M29                                        2    $1,440.00       $2,880.00
Bretford Cart (EPS Ft. Monmouth)                                1      $445.00         $445.00
Cannon PTZ VCCI (EPS- Ft. Monmouth)                             1    $1,875.00       $1,875.00
Sampo SM-72A (29" monitor) (Ft. Monmouth demo)      Nov.-98     1    $1,899.00       $1,899.00
Closed V.C. cart -Custom Formica                                1      $800.00         $800.00
Full height Rollabout Prototype                                 1    $7,500.00       $7,500.00
Tylink SMS400                                                   1    $2,889.50       $2,889.50
CTS color SVGA VCN                                              1      $370.00         $370.00
1100 EZII - On Demo to Edenborough Schools                      1    $4,500.00       $4,500.00
1000A - EPS - Ft. Monmouth                                      1    $6,380.00       $6,380.00
1000A - EPS - Ft. Monmouth                                      1    $5,380.00       $5,380.00
1100EZII - Pedoto @ Ft. Monmouth                                1    $4,500.00       $4,500.00
1100EZII - Pedoto - Ft. Monmouth                                1    $4,500.00       $4,500.00

                                          INVENTORY FOR SALE                        $90,159.50       $90,159.50

                                                                                    GRAND TOTAL     $137,751.50
INVENTORY AND SCHEDULE OF VALUES

VISUAL TELEPHONE INTERNATIONAL, INC.
Closing May 14, 1999

                                  EXHIBIT "D"


                     MARKETING AND MANUFACTURING AGREEMENT

         This Agreement, entered into this _____ day of May 1999, is by and between International Voice Technologies, Corp., a Delaware corporation (hereinafter "IVT"), and Communications Research, Inc., a New Jersey corporation ("CRI).

RECITALS:

         WHEREAS, IVT and CRI have entered into an Agreement and Plan of Reorganization dated May 14, 1999, (the "Reorganization Agreement") with Visual Telephone International, Inc., a Delaware corporation (hereinafter "VTPI"), wherein IVT will merge into and assume control of VTPI and the parties have agreed to spin-off the ownership of CRI to the shareholders of VTPI such that VTPI shall no longer have any ownership interest in CRI; and

         WHEREAS, IVT and CRI desire to establish a business relationship following the closing of the Reorganization Agreement as set forth herein; NOW, THEREFORE, in consideration of the mutual terms and conditions set forth herein, the parties hereto agree as follows:

         a. Grant of Marketing Rights.

            i. CRI hereby grants to IVT the non-exclusive world-wide rights to market and service the Visual-EZII series of products manufactured by CRI, provided that IVT shall have exclusive marketing and service rights of such CRI products, as well as all IVT products, to EPS and Fort Monmouth (CECOM). IVT shall use every reasonable effort to sell such products at the suggested price published by CRI, but in no event shall IVT discount such products in excess of 30% of the latest published price. CRI shall retain exclusive marketing and support rights of its products to Lockheed-Martin, EDS, US Army Armor Center, Fort Knox, instructional Media, US Army Fort Huschuca, USIA, and all existing and future CRI clients; provided, however, that IVT may sell its own products to these customers.

            ii. Should CRI be unable, for any reason, to manufacture the Visual-EZII product line, then IVT or its successors shall have the non-exclusive right to manufacture said line by purchasing proprietary rights, license of software, and intellectual knowledge, and by paying a royalty to CRI or its successors and assigns of ten percent (10%) on any products sold by IVT or its successors.

            iii. IVT hereby grants to CRI the non-exclusive world-wide rights to market and service any products offered by IVT, provided that IVT shall retain exclusive marketing and support rights of its products to its current and future clients.

            iv. The term of these licenses shall commence as of the date of this Agreement and shall continue for a period of ten years. v. For all CRI products sold by IVT, or IVT products sold by CRI, the parties shall split equally the gross revenues of such sales after payments for hardware, software, components, fabrication/assembly/test labor, commissions (not to exceed 7%, unless otherwise agreed by the parties), packing and shipping and documentation/manual. IVT shall invoice and collect separately for shipping, travel expenses, a carrying fee not to exceed 5%, installation, site support, and integration support.

            vi. All deposits paid by customers of the selling company shall be paid to such selling company. Such funds shall be used first to purchase the necessary hardware.

            vii. IVT shall provide projections quarterly of the number of CRI units expected to be shipped in the subsequent quarter in order for CRI to better maintain parts and finished goods inventories. CRI shall advise IVT of the proposed shipping dates upon order acknowledgment confirmation. CRI shall invoice IVT upon shipment of products. CRI shall be responsible for installation and programming of, and training on, the CRI products. IVT shall invoice its customers immediately and shall make every effort to collect invoices within thirty days following invoicing. IVT shall pay CRI immediately upon payment by the customer (not to exceed ninety days, unless there exists technical problems which CRI must resolve). Any lease transactions shall be entered into under terms mutually agreed by the parties.

            viii. CRI shall retain (or be granted by IVT as successor to VTPI) all product rights, manufacturing, research, development, and technical support and operations functions of the Visual-EZII system.

            ix. CRI shall manage and maintain the existing VTPI representative network, including distribution, dealers, and resellers of the Visual products.

         b. Miscellaneous.

            i. Notices. All communications provided for herein shall be in writing and shall be deemed to be given or made when served personally or when deposited in the United States mail, certified return receipt requested, addressed as follows, or at such other address as shall be designated by any party hereto in written notice to the other party hereto delivered pursuant to this subsection:

            CRI:    69 Wesley Street
                    South Hackensack, NJ 07606
                    Attn: Carl R. Ceragno, President

            IVT:    1230 Route 34
                    Aberdeen, NJ 07747
                    Attn: Jerome R. Mahoney, President

            ii. Default. Should any party to this Agreement default in any of the covenants, conditions, or promises contained herein, the defaulting party shall pay all costs and expenses, including a reasonable attorney's fee, which may arise or accrue from enforcing this Agreement, or in pursuing any remedy provided hereunder.

            iii. Assignment. This Agreement may not be assigned in whole or in part by the parties hereto without the prior written consent of the other party or parties, which consent shall not be unreasonably withheld.

            iv. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their heirs, executors, administrators, successors and assigns.

            v. Partial Invalidity. If any term, covenant, condition, or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or application of such term or provision to persons or circumstances other than those as to which it is held to be invalid or unenforceable shall not be affected thereby and each term, covenant, condition, or provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law.

            vi. Entire Agreement. This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all negotiations, representations, prior discussions, letters of intent, and preliminary agreements between the parties hereto relating to the subject matter of this Agreement.

            vii. Interpretation of Agreement. This Agreement shall be interpreted and construed as if equally drafted by all parties hereto.

            viii. Survival of Covenants, Etc. All covenants, representations, and warranties made herein to any party, or in any statement or document delivered to any party hereto, shall survive the making of this Agreement and shall remain in full force and effect until the obligations of such party hereunder have been fully satisfied.

            ix. Further Action. The parties hereto agree to execute and deliver such additional documents and to take such other and further action as may be required to carry out fully the transactions contemplated herein.

            x. Amendment. This Agreement or any provision hereof may not be changed, waived, terminated, or discharged except by means of a written supplemental instrument signed by the party or parties against whom enforcement of the change, waiver, termination, or discharge is sought.

            xi. Full Knowledge. By their signatures, the parties acknowledge that they have carefully read and fully understand the terms and conditions of this Agreement, that each party has had the benefit of counsel, or has been advised to obtain counsel, and that each party has freely agreed to be bound by the terms and conditions of this Agreement.

            xii. Headings. The descriptive headings of the various sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

            xiii. Counterparts. This Agreement may be executed in two or more partially or fully executed counterparts, each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute but one and the same instrument. IN WITNESS WHEREOF, the parties hereto executed the foregoing Agreement as of the day and year first above written. IVT: International Voice Technologies, Corp.

                                        By /S/ Jerome R. Mahoney
                                           -------------------------------------
                                           Jerome R. Mahoney, President CRI:


                                        Communications Research, Inc.

                                        By /s/ Carl R. Ceragno
                                           -------------------------------------
                                           Carl R. Ceragno, President

                                  EXHIBIT "E"

                              CONSULTING AGREEMENT

         This Consulting Agreement (the "Agreement"), entered into this ___ day of May 1999, is by and between iVoice.com, Inc. (f/k/a Visual Telephone International, Inc.), a Delaware corporation (hereinafter referred to as the "Company") and Joel G. Beagelman (hereinafter referred to as "Consultant") under the following terms and conditions:

                                   RECITALS:

         WHEREAS, the Company and Consultant desire to set forth the terms and conditions on which (i) the Company shall employ Consultant, (ii) Consultant shall render services to the Company, and (iii) the Company shall compensate Consultant for such services to the Company;

         NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

         1. EMPLOYMENT

            The Company hereby employs Consultant and Consultant hereby accepts employment with the Company upon the terms and conditions hereinafter set forth.

         2. TERM

            2.1 The term of this Agreement (the "Term") shall be for a period commencing on the Effective Date (as defined in subsection 2.3 below) of this Agreement through five years from the Effective Date, subject, however, to prior termination as provided herein below, in Section 6.

            2.2 For purposes of extending the term of the relationship between the Company and Consultant, the parties agree to enter into good faith negotiations within sixty (60) days prior to the termination of this Agreement. In the event that the parties are unable to reach an agreement at such time as this Agreement terminates, this Agreement shall be automatically terminated five years from the Effective Date.

            2.3 The effective date of this Agreement shall be the Closing Date (as defined therein) of the Agreement and Plan of Reorganization dated May 14, 1999, by, between, and among the Company, Communications Research, Inc., a New Jersey corporation, and International Voice Technologies, Corp., a Delaware corporation.

        3.  COMPENSATION

            3.1 As consideration for entering into this Agreement, the Consultant shall receive 50,000 shares of common stock of Intermedia Net, Inc. received by the Company in a Settlement Agreement dated March 5, 1999.

            3.2 For all services rendered by Consultant under this Agreement, the Company shall pay Consultant during the term hereof a consulting fee at the rate of $2,000 per week, payable in accordance with the Company's existing payroll schedule; provided, however, that such fee shall be paid only from up to 10% of any equity or debt funds raised by the Company after the Effective Date. Notwithstanding the above, in no event shall the Consultant receive consulting fees in excess of $8,600 per month. If such funds are not available for payment of the consulting fee when due, such amount shall be accrued and paid by the Company as soon as such equity or debt funds are received by the Company. If any accrued consulting fees are outstanding at the termination of this Agreement, the Company shall have no further obligation to pay the Consultant such accrued fees.

            3.3 All compensation shall be subject to customary withholding tax and other employment taxes as are required with respect to compensation paid by a corporation to an employee.

         4. DUTIES AND RESPONSIBILITIES

            4.1 Consultant shall, during the Term of this Agreement, devote reasonable attention and expend reasonable efforts, energies, and skills, on a part-time basis, to the business of the Company.

            4.2 The duties and responsibilities of the Consultant shall be to advise the Company and consult with management in general and specifically to perform the following activities:

                           (a) Coordinating investor and public relations, including working with investment bankers in connection with public or private equity or debt funding ventures;


                           (b) Facilitating the preparation and filing of a Form 10 or Form 10-SB registration statement with the Securities and Exchange Commission (the "SEC"), and the subsequent preparation and filing of periodic reports with the SEC;


                           (c) Seeking and evaluating potential business or product line acquisitions;

                           (d) Seeking potential sources of debt or equity financing for the Company's business activities or growth;

                           (e) Monitoring, and reporting to management of the Company on a monthly basis of, the activities of each of the subsidiaries, if any, of the Company; and

                           (f) Such other activities as shall be mutually agreed upon by the parties.

            4.3 In order to facilitate the duties and responsibilities set forth above, the Consultant shall interface, communicate, and work with such attorneys, accountants, brokers, officers and directors of the Company, and other persons reasonably necessary to fulfill his duties and responsibilities. Unless otherwise acting in a capacity as an officer of the Company, Consultant shall have no authority to bind the Company in any contract, agreement, or other obligation. The Company shall assist the Consultant in the reasonable completion of his duties and responsibilities, and shall provide the resources necessary to reasonably facilitate such activities.

            4.4 During the Term of this Agreement, Consultant may act as an officer, director, employee, or consultant, or hold an ownership interest in, Communications Research, Inc. In addition, Consultant may devote time and efforts to, or hold ownership interests in, other business ventures, so long as such business ventures do not compete directly with the products or services offered by the Company.

            4.5 During the Term of this Agreement, Consultant agrees to serve as the Chief Financial Officer of the Company if appointed by the Board of Directors (hereinafter the "Board"). In the performance of all of his responsibilities hereunder, Consultant shall be subject to all of the Company's policies, rules, and regulations applicable to its employees of comparable status and shall report directly to, and shall be subject to, the direction and control of the Officers and/or Directors of the Company and shall perform such duties as mutually agreed upon.

         5. ADDITIONAL CONSULTANT COVENANTS


            5.1 Confidential Information. Consultant recognizes and acknowledges that certain information, including, but not limited to, information pertaining to the financial condition of the Company, its systems, methods of doing business, agreements with customers or suppliers, or other aspects of the business of the Company or which are sufficiently secret to derive economic value from not being disclosed (hereinafter "Confidential Information") may be made available or otherwise come into the possession of Consultant by reason of his employment with the Company. Accordingly, Consultant agrees that he will not (either during or after the term of his employment with the Company) disclose any Confidential Information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever or make use to his personal advantage or to the advantage of any third party, of any Confidential Information, without the prior written consent of the Board. Consultant shall, upon termination of employment, return to the Company all documents which reflect Confidential Information (including copies thereof). Notwithstanding anything heretofore stated in this subsection 5.1, Consultant's obligations under this subsection 5.1 shall not, after termination of Consultant's employment with the Company, apply to information which has become generally available to the public without any action or omission of Consultant (except that any Confidential Information which is disclosed to any third party by an Consultant or representative of the Company who is authorized to make such disclosure shall be deemed to remain confidential and protectable under this subsection 5.1).

            5.2 Records. All files, records, memoranda, and other documents regarding former, existing, or prospective customers of the Company or relating in any manner whatsoever to Confidential Information or the business of the Company (collectively ""Records"), whether prepared by Consultant or otherwise coming into his possession, shall be the exclusive property of the Company. All Records shall be immediately placed in the physical possession of the Company upon the termination of Consultant's employment with the Company, or at any other time specified by the Board. The retention and use by the Consultant of duplicates in any form of Records after termination of Consultant's employment with the Company is prohibited.

            5.3 Remedies. Consultant hereby recognizes and acknowledges that irreparable injury or damage shall result to the Company in the event of a breach or threatened breach by Consultant of any of the terms or provisions of this Section 5, and Consultant therefor agrees that the Company shall be entitled to an injunction restraining Consultant from engaging in any activity constituting such breach or threatened breach. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company at law or in equity for such breach or threatened breach, including, but not limited to, the recovery of damages from Consultant and, if Consultant is an Consultant of the Company, the termination of his employment with the Company in accordance with the terms of this Agreement.

         6. TERMINATION

            6.1 The Company may terminate the Consultant's services under this Agreement at any time for cause. "Cause" shall exist for such termination if Consultant (i) is adjudicated or pleads guilty of illegal activities of consequence by a court of competent jurisdiction or through a plea of nolo contendere; (ii) commits any act of fraud or intentional misrepresentation;
(iii) has, in the reasonable judgment of the Board, engaged in serious misconduct, which conduct has, or would if generally known, materially adversely affect the good will or reputation of the Company and which conduct the Consultant has not cured or altered to the satisfaction of the Board within ten
(10) days following notice by the Board to the Consultant regarding such conduct; (iv) breaches any of the provisions of this Agreement and which breach the Consultant has not cured or altered to the satisfaction of the Board within ten (10) days following notice by the Board to the Consultant regarding such breach; or (v) has made any material misrepresentation to the Company. Additionally, the Company may terminate the Consultant's services under this Agreement should the Company fail to raise funds in excess of $500,000 through the issuance of debt or equity due to the direct or indirect referral and/or assistance of the Consultant in any twelve (12) month period; provided that any funds so raised in excess of $500,000 during any twelve (12) month period shall be credited to future twelve (12) month periods. For example, if the Company should raise $2,500,000 through the assistance of the Consultant within the next year, and no further funds are raised thereafter, the Company could not terminate this Agreement.

            6.2 If the Company terminates the Consultant's employment under this Agreement pursuant to the provisions of subsection 6.1 hereof, the Consultant shall not be entitled to receive any compensation following the date of such termination.

            6.3 If the Consultant's employment with the Company is terminated due to the death or permanent disability of Consultant or for any reason other than pursuant to the provisions of subsection 6.1 above, the Consultant shall continue to receive compensation for the duration of this Agreement as set forth in subsection 3.2 above.

            6.4 Consultant's Duties on Termination. In the event of termination of employment with the Company, Consultant agrees to deliver promptly to the Company all equipment, notebooks, documents, memoranda, reports, files, samples, books, correspondence, lists, or other written or graphic records, and the like, relating to the Company's business, which are or have been in his possession or under his control.

         7. EXPENSES

            7.1 Consultant shall be entitled to reimbursement of all reasonable expenses actually incurred in the course of his employment. Consultant shall submit such expenses on the Company's standardized expense report form, provided by the Company, and shall attach thereto receipts for all expenditures. Automobile expenses shall be reimbursed at the maximum mileage rate allowed by the Internal Revenue Service.

            7.2 The Company shall reimburse Consultant within fifteen (15) days after submission by Consultant of his expense report.

         8. INSURANCE

            The Company shall provide Consultant, at the Company's expense, participation in group medical and health insurance plans of the Company as may be provided by the Company from time to time to Company employees, subject to, and to the extent that, the Consultant is eligible under such benefit plans in accordance with their respective terms. The amount of such coverage payable by the Company shall not exceed an amount equal to $500 per month.

         9. MISCELLANEOUS


            9.1 This Agreement is a personal contract, and the rights and interests of the Consultant hereunder may not be sold, transferred, assigned, pledged or hypothecated except as otherwise expressly permitted by the provisions of this Agreement. The Consultant shall not under any circumstances have any option or right to require payment hereunder otherwise than in accordance with the terms hereof. Except as otherwise expressly provided herein, the Consultant shall not have any power of anticipation, alienation, or assignment of payments contemplated hereunder, and all rights and benefits of the Consultant shall be for the sole personal benefit of the Consultant, and no other person shall acquire any right, title or interest hereunder by reason of any sale, assignment, transfer, claim or judgment or bankruptcy proceedings against the Consultant; provided, however, that in the event of the Consultant's death, the Consultant's estate, legal representative or beneficiaries (as the case may be) shall have the right to receive all of the benefit that accrued to the Consultant pursuant to, and in accordance with, the terms of this Agreement.

            9.2 Notices. All communications provided for herein shall be in writing and shall be deemed to be given or made when served personally or when deposited in the United States mail, certified return receipt requested, addressed as follows, or at such other address as shall be designated by any party hereto in written notice to the other party hereto delivered pursuant to this subsection:

            Company:                        1230 Highway 34
                                            Aberdeen, NJ 07747
                                            Attn: Jerome R. Mahoney, President

            Consultant:                     21 Cambridge Place
                                            Wayne, NJ 07470

            9.3 Default. Should any party to this Agreement default in any of the covenants, conditions, or promises contained herein, the defaulting party shall pay all costs and expenses, including a reasonable attorney's fee, which may arise or accrue from enforcing this Agreement, or in pursuing any remedy provided hereunder.

            9.4 Partial Invalidity. If any term, covenant, condition, or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or application of such term or provision to persons or circumstances other than those as to which it is held to be invalid or unenforceable shall not be affected thereby and each term, covenant, condition, or provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law.

            9.5 Entire Agreement. This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all negotiations, representations, prior discussions, letters of intent, and preliminary agreements between the parties hereto relating to the subject matter of this Agreement.

            9.6 Interpretation of Agreement. This Agreement shall be interpreted and construed as if equally drafted by all parties hereto.

            9.7 Survival of Covenants, Etc. All covenants, representations, and warranties made herein to any party, or in any statement or document delivered to any party hereto, shall survive the making of this Agreement and shall remain in full force and effect until the obligations of such party hereunder have been fully satisfied.

            9.8 Further Action. The parties hereto agree to execute and deliver such additional documents and to take such other and further action as may be required to carry out fully the transactions contemplated herein.

            9.9 Amendment. This Agreement or any provision hereof may not be changed, waived, terminated, or discharged except by means of a written supplemental instrument signed by the party or parties against whom enforcement of the change, waiver, termination, or discharge is sought.

            9.10 Full Knowledge. By their signatures, the parties acknowledge that they have carefully read and fully understand the terms and conditions of this Agreement, that each party has had the benefit of counsel, or has been advised to obtain counsel, and that each party has freely agreed to be bound by the terms and conditions of this Agreement.

            9.11 Headings. The descriptive headings of the various sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

            9.12 Counterparts. This Agreement may be executed in two or more partially or fully executed counterparts, each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute but one and the same instrument.

        10. CORPORATE APPROVALS

            The Company represents and warrants that the execution of this Agreement by its corporate officer named below has been duly authorized by the Board, is not in conflict with any Bylaw or other agreement and will be a binding obligation of the Company, enforceable in accordance with its terms.

         IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date above written.

THE COMPANY:                        iVoice.com, Inc.
                                    (f/k/a Visual Telephone International, Inc.)


                                    By /s/ Jerome R. Mahoney
                                       -----------------------------------------
                                       Jerome R. Mahoney, President

CONSULTANT:
                                        ----------------------------------------
                                        Joel G. Beagelman

                                  SCHEDULE 1.9

Sublease of Office space by CRI

Shipping/Receiving                 Reception Lobby                Conference RM.
      CRI                             Common                          Common
                              --------------------------------------------------
------------------               Small
                                Conf. Rm
                                  CRI
                                                     Common          Office
                              -------------           Area            IVT
                                                                ----------------
                                Office
                               Fact Pak
Shop Area
   CRI                        -------------                         Office
                                                                     CRI

                                Office
                                  IVT                           ----------------
                             -------------

                               Hallway
                               Common                              Office
                                                                    CRI
                            --------------

                               Womans
                               Toilet                          -----------------
                               Common
                                                    Common
                            --------------           Area         CAD Room
                                Men's                               CRI
                               Toilet
                               Common
                            --------------                     -----------------

                                  SCHEDULE 2.1

Company's owned by International Voice Technology

                                      NONE

                                  SCHEDULE 3.1

               Company's owned by Visual Telephone International

         VTPI has one wholly owned subsidiary, namely Communications Research, Inc.

                                  SCHEDULE 3.2

                         Outstanding VTPI Stock Options

1.    Dakota Group
      ------------
1.    100,000 shares @ $0.31 per share
1.    100,000 shares @ $1.00 per share
1.    200,000 shares @ $2.00 per share
1.    Expiration date for above: January 1, 2001

2.    Barry Kobrin
      ------------
1.    July 13, 1998
1.    12 month option for 50,000 shares @ $.10

3.    Alexander, Wescott & Co., Inc.
      ------------------------------
1.    July 14, 1998
1.    195,185 shares three years @ $.1035 per share for I.B. services
1.    rendered
4(a). The following based on revenue produced
      ---------------------------------------
1.    Engineering and Professional Services, Inc. (EPS)
1.    November 25, 1998


        Rev. Produced     Period Months    No. Shares      Price Share
           250,000            12            100,000          .08
1st        500,000            18            100,000          .20
2nd        500,000            18            100,000          .35
3rd        500,000            24            100,000          .50
4th        500,000            24            100,000          .65

      This commitment good for 24 months.
4(b). Robert F. Giordano
      November 27, 1998


        Rev. Produced     Period Months    No. Shares      Price Share
           500,000            18            100,000          .20
2nd        500,000            18            100,000          .35
3rd        500,000            24            100,000          .50
4th        500,000            24            100,000          .65

This commitment good for 24 months.

4(c).   Barry Kobrin
        July 13, 1998

        Rev. Produced     Period Months    No. Shares      Price Share
           1,000,000          36            50,000           .25
2nd        1,000,000          36            50,000           .50
3rd        1,000,000          36            50,000           .75
4th        1,000,000          36            50,000          1.00

         This commitment good for 24 months.

5.       Corporate Capital Management, LLC
         December 22, 1998
         9,000 shares 5 years @ $.10 per share for I.B. services rendered

6.       H. Glenn Bagwell, Jr., Esq.
         December 22, 1998
         1,000 shares 5 years @$.10 per share for I.B. services rendered

7.       Israel Securities Center Corp.(ISC)
         Issued December 15, 1997
         75,866 shares @ $.12
         Expires December 15, 1999
8.       Corporate Capital Management, LLC
         Issued January 5, 1999 (five years)
         9,000 shares @ $.12

9.       H. Glenn Bagwell, Jr., Esq.
         Issued January 5, 1999 (five years)
         1,000 shares @ $.12

10.      Corporate Capital Management, LLC
         Issued January 21, 1999 (five years)
         10,000 warrants @ $.107

11.      Corporate Capital Management, LLC
         Issued February 5, 1999 (five years)
         10,000 warrants @ $.13

12.      Corporate Capital Management, LLC
         Issued March 17, 1999 (five years)
         15,000 warrants @ $.079

13.      Corporate Capital Management, LLC
         Issued April 6, 1999 (five years)
         15,000 warrants @ $.053

                                   Page 2 of 2